EXHIBIT 8.1


                              LIST OF SUBSIDIARIES





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                              LIST OF SUBSIDIARIES



1.       TM RESOURCES AB

         The Company owns 100% of TM Resources AB which was incorporated in Sweden on January 14, 2006.

2.       TMXI RESOURCES S.A. DE C.V.

         The Company owns 100% of TMXI Resources S.A. de C.V. which was incorporated in Mexico on October 15, 2002.

3.       KAY METALS LTD.

         The Company owns 100% of Kay Metals Ltd. which was incorporated under the laws of the Islands of Barbados on December 3, 1993.

4.       COMPANIA MINERA CINCO MINAS S.A. DE C.V.

         The Company is a recorded holder of 60% of the issued and outstanding common shares of Compania Minera Cinco S.A. de C.V., which was incorporated in Mexico on October 15, 2002.




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